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                                                                  Exhibit (a)(4)

Dear _______________:

     On behalf of Electronics for Imaging, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options and other Required Options (collectively, the "Options") which were granted under the Company's various stock Option Plans for New Options (the "New Options") the Company will grant under its 1999 Equity Incentive Plan (the "1999 Plan"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's Offer to exchange dated September 17, 2001 (the "Offer of Exchange").

     The Offer expired at 5:00 p.m., Pacific Time, on _____________, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of ____________ shares of the Company's Common Stock and cancelled all such Options.

     Pursuant to the Offer, you tendered Options covering in the aggregate the total number of Option Shares set forth on Attachment A to this letter. The Company has accepted each of your tendered Options in exchange for New Options to be granted, and each of your tendered Options has been cancelled. Accordingly, you have no further right or entitlement to purchase any shares of the Company's Common Stock pursuant to the terms of those cancelled Options.

     In accordance with the terms and conditions of the Offer, you will have the right to receive a New Option under the 1999 Plan for each of your Options that we have accepted for exchange and cancelled, as those Options are more particularly identified on Attachment A. The number of shares of Common Stock subject to each New Option will be equal to two-thirds (2/3rds) of the number of shares of Common Stock subject to the tendered option that is accepted in exchange for that New Option, subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the New Options.

     The New Options will be subject to the terms and conditions of the 1999 Plan and a stock option agreement between you and the Company. Each New Option will have the same vesting schedule measured from the same vesting commencement date as was applicable to the cancelled option it replaces, and you will not lose any vesting credit as a result of your participation in the Offer. However, if you are a non-exempt employee under the U.S. federal wage laws, then none of your New Options will vest or become exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your New Options will become exercisable for two-thirds (2/3rds) the number of shares for which your corresponding Eligible Option or Required Option would have been vested at that time had you not tendered that option in the Offer.

     The exercise price of the New Options will be the last reported sale price of the Company's Common stock as reported on the Nasdaq National Market on the date prior to the date of grant.
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     In accordance with the terms of the Offer, the New Options will be granted to you on or promptly after April 15, 2001. At the time the New Options are granted, you will receive a New Option agreement for each of your New Options which will be executed by the Company and which you must subsequently sign and return. If your cancelled Eligible Options or Required Options contained any special vesting acceleration or other features, then none of those features will be included in the New Options. When you tendered those Eligible Options or Required Options, you agreed to the elimination of those special features.

     In accordance with the terms of the Offer, and as provided in the 1999 Plan, you must remain an employee of the Company or one of its subsidiaries from the date you tendered options through the date your New Options are granted in order to receive your New Options. If you do not remain an employee for the required period, you will not receive any New Options or any other payment or consideration for the Options tendered by you and cancelled by the Company.

     If you have any questions about your rights in connection with the grant of a New Option, please contact Abarca Equity, Inc. at telephone: (800) 888-1688 or
(510) 887-0300.

                                             Sincerely,


                                             ________________________,
                                             ____________________


Attachment

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                                 Attachment A

                  Options Accepted for Exchange and Cancelled


                               Eligible Options
                               ----------------


     Option Grant Date                            No. of Option Shares
     -----------------                            --------------------

        ___________                                    ___________
        ___________                                    ___________
        ___________                                    ___________
        ___________                                    ___________


                               Required Options
                               ----------------

     Option Grant Date                            No. of Option Shares
     -----------------                            --------------------

        ___________                                    ___________
        ___________                                    ___________
        ___________                                    ___________
        ___________                                    ___________

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